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                                                                   EXHIBIT 11(A)

                   PHARMACIA & UPJOHN, INC. AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                      (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                  Years Ended December 31,
                                                  --------------------------
                                                   1995      1994     1993
                                                  --------  --------  ------
 Earnings from continuing operations
   before accounting changes                      $738.7    $833.4    $560.6
 Earnings from discontinued operations, net                    1.7      46.1
 Cumulative effect of accounting changes,
   net of tax                                                          (18.9)
                                                  ------    ------    ------
 Net earnings                                      738.7     835.1     587.8
 Dividends on preferred stock, net of tax           12.5      12.3      12.1
                                                  ------    ------    ------
 Net earnings on common stock - primary           $726.2    $822.8    $575.7
                                                  ======    ======    ======
 Average number of common shares
   outstanding                                     504.7     504.4     505.6
 Number of common shares issuable
   assuming exercise of stock options                1.9        .3        .2
 Contingently issuable incentive shares               .5        .5        .4
                                                   -----     -----    ------
 Earnings per share - primary                      507.1     505.2     506.2
                                                   =====     =====    ======
 Continuing operations before accounting changes   $1.43     $1.63    $ 1.09
 Discontinued operations                                                 .09
 Cumulative effect of accounting changes                                (.04)
                                                   -----     -----    ------
 Net earnings                                      $1.43     $1.63    $ 1.14
                                                   =====     =====    ======
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